UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            May 7, 2019

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Ebix Way Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (678) 281-2020
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                         Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbols	Name of each exchange on which registered
Common stock, $0.10 par value per share	EBIX	Nasdaq Stock Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    Entry Into Amended Stock Appreciation Right Award Agreement

On May 7, 2019, Ebix, Inc. (the “Company”) entered into an Amended Stock Appreciation Right Award Agreement (the “Amended SAR Agreement”) with Robin Raina, the Company’s Chairman, President and Chief Executive Officer. The Amended SAR Agreement will become effective upon final approval of the litigation settlement described below. The Amended SAR Agreement amends and replaces the Stock Appreciation Right Award Agreement between the Company and Mr. Raina dated April 10, 2018 (the “April SAR Agreement”), which replaced the Acquisition Bonus Agreement between the Company and Mr. Raina dated July 15, 2009 (the “ABA”).

In recent years, certain claims have been raised by stockholders in litigation in the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) challenging, among other things, the validity and interpretation of certain terms of the ABA and, subsequently, the April SAR Agreement (the “Litigation”). In connection with the Litigation, Mr. Raina asserted a conditional cross-claim against the Company for reformation of the ABA. The terms of the ABA generally provided that if Mr. Raina was employed by the Company upon the occurrence of: (i) an event in which more than 50% of the voting stock of the Company was sold, transferred, or exchanged, (ii) a merger or consolidation of the Company, (iii) the sale, exchange, or transfer of all or substantially all of the Company’s assets, or (iv) the acquisition or dissolution of the Company (each, an “Acquisition Event”), the Company would pay Mr. Raina a cash bonus based on a formula that was disputed by Plaintiffs in the Litigation and a tax gross-up payment for excise taxes that would be imposed on Mr. Raina for the cash bonus payment. Upon the execution of the April SAR Agreement, the ABA was terminated and each party relinquished their respective rights and benefits under the ABA.

Upon the effective date of the April SAR Agreement, Mr. Raina received 5,953,975 stock appreciation rights with respect to the Company’s common shares (the “SARs”). Upon an Acquisition Event, each of the SARs entitled Mr. Raina to receive a cash payment from the Company equal to the excess, if any, of the net proceeds per share received in connection with the Acquisition Event over the base price of $7.95 per share. Although the SARs were not granted under the Company’s 2010 Stock Incentive Plan (the “Plan”), the April SAR Agreement incorporated certain provisions of the Plan, including the provisions requiring equitable adjustment of the number of SARs and the base price in connection with certain corporate events (including stock splits). Under the terms of the April SAR Agreement, Mr. Raina would have been entitled to receive full payment with respect to the SARs if either he (i) were employed by the Company on the closing date of an Acquisition Event or (ii) had been involuntarily terminated by the Company without cause (as defined in the April SAR Agreement) within the 180-day period immediately preceding an Acquisition Event. All of the SARs would have been forfeited if Mr. Raina’s employment had been terminated for any other reason prior to the closing date of an Acquisition Event.

In addition, while Mr. Raina was employed by the Company and prior to an Acquisition Event, the April SAR Agreement provided that the Company’s Board of Directors (the “Board”) would determine annually whether a “shortfall” (as described below) existed as of the end of the immediately preceding fiscal year. In the event the Board determined that a shortfall existed, Mr. Raina would have been granted additional SARs (or, in the Board’s sole discretion, additional restricted shares or restricted stock units (each a “Share Grant”)) in an amount sufficient to eliminate such shortfall (each a “Shortfall Grant”). Under the terms of the April SAR Agreement, a shortfall existed if: (A) the sum of (i) the number of common shares deemed to be owned by Mr. Raina as of the effective date of the April SAR Agreement, plus (ii) the number of SARs granted to Mr. Raina (including any Shortfall Grants), plus (iii) the number of shares underlying any previously granted Share Grant, was less than 20% of (B) the sum of (i) the number of SARs granted to Mr. Raina (including any Shortfall Grants), plus (ii) the number of outstanding shares reported by the Company in its audited financial statements as of the end of the immediately preceding fiscal year. Under the terms of the April SAR Agreement, if the Board elected to make a Shortfall Grant in respect of such shortfall, such SARs would have been subject to the same terms and conditions as the SARs initially granted under the April SAR Agreement. If the Board elected to make a Share Grant in respect of such shortfall, such restricted shares or restricted stock units would have had such terms and conditions as determined by the Board, but generally would have followed the terms of the restricted shares or restricted stock units granted to other executives of the Company at or about the time of such Share Grant, but no Share Grant would have vested more rapidly than one-third of such Share Grant prior to the first anniversary of the grant date, with the remainder vesting in eight equal quarterly installments following the first anniversary of the grant date. The April SAR Agreement also provided for the Company to make tax gross-up payments for excise taxes that would be imposed on Mr. Raina in respect of any payments (other than any payments with respect to any Share Grants) made in connection with a change in control of the Company under Section 4999 of the Internal Revenue Code.

A trial was held in the Litigation on August 20, 21 and 23, 2018. On January 23, 2019, the parties to the Litigation (the “Parties”) entered into a Stipulation and Agreement of Settlement (the “Settlement Agreement”) pursuant to which the Parties agreed, subject to Final Approval (as defined in the Settlement Agreement) by the Delaware Court of Chancery, to settle and resolve the Litigation pursuant to the terms set forth in the Settlement Agreement (the “Litigation Settlement”). A copy of the Settlement Agreement is attached hereto as Exhibit 99.1. Thereafter, notice of the Litigation Settlement was prepared and mailed on February 4, 2019 (the “Notice”).

Following a hearing held on April 5, 2019, the Delaware Court of Chancery determined that the Litigation Settlement was fair, reasonable, adequate and in the best interest of the plaintiffs, the class and the Company, and entered an Order and Final Judgment approving the Litigation Settlement. The Litigation Settlement includes, among other things, the adoption and entry into the Amended SAR Agreement, as well as certain governance measures (set forth in Exhibit B to the Settlement Agreement). The Amended SAR Agreement was negotiated as part of the Litigation Settlement and will become effective upon Final Approval of the Litigation Settlement, and includes the following changes and modifications to the April SAR Agreement:

a)	Mr. Raina will commit to continue to serve and not resign as the Company’s Chief Executive Officer for at least two years following Final Approval of the Litigation Settlement;

b)
any shares paid, awarded or otherwise received by Mr. Raina as compensation after the effective date of the April SAR Agreement, including any shares received by Mr. Raina from the exercise of any options granted after the effective date of the April SAR Agreement or from the grant or vesting of any restricted shares or settlement of any restricted stock units granted after the effective date of the April SAR Agreement (but excluding any shares received as a result of the grant, vesting or settlement of any Share Grants), will be excluded from the outstanding shares for purposes of the Board’s annual shortfall determination;

c)
if an Acquisition Event occurs more than 180 days after, but not later than the tenth anniversary of, the date that Mr. Raina’s employment is involuntarily terminated by the Company without Cause (as defined in the Amended SAR Agreement), 1,000,000 SARs will be deemed accrued and will be eligible to vest on the closing date of the Acquisition Event, which number will be increased by 750,000 SARs beginning on the first anniversary of Final Approval of the Litigation Settlement and each anniversary thereafter (subject in each case to Mr. Raina’s continued employment on each anniversary date), until 100% of the SARs (including any Shortfall Grants) have accrued and are eligible to vest on the closing date of an Acquisition Event that occurs more than 180 days after, but not later than the tenth anniversary of, the date that Mr. Raina’s employment is involuntarily terminated by the Company without Cause; provided, however, that, (i) no additional SARs will accrue following the date that Mr. Raina’s employment is involuntarily terminated by the Company without Cause, (ii) any accrued SARs will be forfeited if an Acquisition Event does not occur prior to the tenth anniversary of the date that Mr. Raina’s employment is involuntarily terminated by the Company without Cause, and (iii) all of the SARs will be forfeited if Mr. Raina’s employment terminates for any other reason prior to the closing date of an Acquisition Event; and

d)
The obligation of the Company to make tax gross-up payments for excise taxes that would be imposed on Mr. Raina in respect of any payments made in connection with a change in control of the Company will be eliminated.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amended SAR Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K which is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended Stock Appreciation Right Award Agreement
99.1	Stipulation and Agreement of Settlement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Sean T. Donaghy
Name:	Sean T. Donaghy
Title:	Chief Financial Officer(principal financial and accounting officer)

Dated: May 10, 2019